SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Amendment No. 4 to
Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASPECT MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2985553

(State of incorporation or organization)	(I.R.S. Employer Identification No.)
One Upland Road
Norwood, Massachusetts 02062

(Address of principal executive offices) (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock (and associated Series A Junior Participating Preferred Stock purchase rights), $.01 par value per share	NASDAQ Global Select Market
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
     Securities Act registration statement file number to which this form relates (if applicable): Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 4 TO FORM 8-A
The undersigned Registrant hereby amends the following Items, exhibits or other portions of its Registration Statement on Form 8-A dated November 29, 2004, as amended by Amendment No. 1 dated May 23, 2005, Amendment No. 2 dated November 1, 2007 and Amendment No. 3 dated June 2, 2008, as set forth in the pages attached hereto.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A dated November 29, 2004, as amended by Amendment No. 1 dated May 23, 2005, Amendment No. 2 dated November 1, 2007 and Amendment No. 3 dated June 2, 2008 (the “Form 8-A”) filed by Aspect Medical Systems, Inc. (the “Registrant”) is hereby amended to include the following:
     On September 27, 2009, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United States Surgical Corporation, a Delaware corporation (“Parent”), and Transformer Delaware Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Registrant, and as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Registrant (the “Merger”) and the Registrant will become a wholly-owned subsidiary of Parent. Concurrently with the execution of the Merger Agreement, certain of the Registrant’s stockholders entered into Tender and Voting Agreements with Parent and Merger Sub (the “Voting Agreements”).
     On September 27, 2009, the Registrant entered into Amendment No. 4 (the “Rights Amendment”) to the Rights Agreement dated November 29, 2004, as amended by Amendment No. 1 dated May 23, 2005, Amendment No. 2 dated November 1, 2007 and Amendment No. 3 dated June 2, 2008, by and between the Registrant and Computershare Trust Company, N.A., formerly EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”). The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Merger, the Offer, the Top-Up Option (as defined in the Merger Agreement), the Merger Agreement, the Voting Agreements and the transactions contemplated thereby. Specifically, the Rights Amendment provides that none of (i) the approval, execution, delivery, performance or public announcement of the Merger Agreement (including any amendments thereto), (ii) the public announcement of the Offer, (iii) the commencement of the Offer or the purchase of common stock of the Registrant pursuant to the Offer, (iv) the consummation or public announcement of the Merger and other transactions contemplated by the Merger Agreement, (v) the Top Up Option or (vi) the approval, execution, delivery, performance or public announcement of the Voting Agreements will result in either Parent or Merger Sub or any of their respective affiliates or associates being deemed an “Acquiring Person” (as such term is defined in the Rights Agreement) or give rise to any event that would result in the occurrence of a “Stock Acquisition Date” or a “Distribution Date” (as those terms are defined in the Rights Agreement). The Rights Amendment also provides that the rights shall expire immediately prior to the Effective Date (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated.
     A copy of the Rights Amendment is attached hereto as Exhibit 5 and is incorporated herein by reference. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.

     Item 2. Exhibits.
     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

EXHIBIT
NUMBER	DESCRIPTION
5
Amendment No. 4 to Rights Agreement, dated as of September 27, 2009, between Aspect Medical Systems, Inc. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2009)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 4 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: September 28, 2009

ASPECT MEDICAL SYSTEMS, INC.
By:	/s/ Nassib G. Chamoun
	Name:	Nassib G. Chamoun
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
5
Amendment No. 4 to Rights Agreement, dated as of September 27, 2009, between Aspect Medical Systems, Inc. and Computershare Trust Company, N.A. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2009)